Exhibit 99.1

Investor/Media Contact:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA, INC. ANNOUNCES THE APPOINTMENT OF
MICHAEL J. SHELDON TO ITS BOARD OF DIRECTORS

Poway, CA, June 5, 2007 – Aldila, Inc. (NASDAQ:NMS:ALDA) announced today that Michael J. Sheldon has been appointed to its Board of Directors.

Michael Sheldon has headed up the Los Angeles office of Advertising Agency Deutsch LA since its inception in 1996.  The office has grown to over 350 employees and is the third largest advertising agency on the West Coast.  Deutsch Inc. has only two offices - the New York headquarters and the Los Angeles office.  Donny Deutsch, Chairman and Founder of the $2.8 billion agency, also hosts the CNBC talk show “The Big Idea”.  Duetsch LA handles accounts for General Motors, DirecTV, Helio Inc., UnitedHealth Group and California Cheese Association.

Previously, Mr. Sheldon was a partner at Chiat/Day, handling accounts with Nissan Motor Co. and Home Savings.  He also worked at Young & Rubicam’s Los Angeles office and at Fattal & Collins, where he ran accounts for Sega Corp., Kawasaki and K-Swiss Inc.

“We are extremely pleased to have Mike Sheldon join our Board.  With his advertising and creative background he brings a skill set to our Board that will be beneficial to Aldila in our effort to build on our strong brand presence in the golf industry,” said Mr. Peter R. Mathewson, Chairman and CEO of Aldila, Inc.

For further information on Aldila, please visit our web site at www.aldila.com.

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